EXHIBIT 99.1

Orsus Xelent Receives Deficiency Letter from NYSE Amex Exchange;
Intends To Comply With Requirements

New York, NY (April 27, 2011) – Orsus Xelent Technologies, Inc. (“Orsus” or the “Company”) (NYSE Amex: ORS) a designer and manufacturer of award-winning mobile phones for the Asian market, reported today receipt of a letter from the NYSE Amex LLC (“the Exchange”), which stated the Company is not in compliance with Section 1003 (a) (i) of the Exchange’s Company Guide based on the Company’s reporting of less than $2 million in stockholders’ equity and  losses from continuing operations and net losses in its two most recent fiscal years ended December 31, 2010; and Section 1003 (a) (iv) of the Exchange’s Company Guide with respect to its financial condition, which makes it questionable in the opinion of the Exchange as to whether the Company will be able to continue operations or timely meet its obligations.  Additionally, the Company has been advised its common shares may not be suitable for auction market trading due to their low selling price.

As such, the Exchange requires the Company to submit a plan by May 23, 2011 addressing how it intends to regain compliance with Section 1003 (a) (iv) by July 21, 2011, and by Oct. 21, 2011 with Section 1003 (a) (i).  Further, by July 21, 2011, the Company must effect a reverse split.  Should the Company fail to regain compliance within the specified time periods, the Exchange will initiate delisting proceedings.

The Company reported it intends to comply with requirements in the letter from the Exchange and will submit a timely plan of compliance.  The Company also reported it shortly will effect a reverse split of its common stock to raise the selling price.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:
PRC:
Orsus Xelent Technologies, Inc.
Guoji Liu
CEO
Tel: 010-861085653777